Exhibit 10.25

The Quintiles 2012 Performance Incentive Plan

The Quintiles 2012 Performance Incentive Plan is designed to reward employees for achieving and exceeding performance targets for their businesses and generating profit for the Company and its shareholders.

One of the most important factors in our success is the achievement of sustained profitable growth. This is reflected in the performance metrics of the Plan, which measures achievement of budgeted Net Revenue and Operating Surplus and funds a bonus pool based on a percentage of the Total Company’s Operating Surplus. Based upon 2012 business performance, employees may be eligible to receive a cash bonus.

2012 Performance Incentive Plan

•       Net Revenue and Operating Surplus performance are measured for each Business Unit, Business Line and Total Company

•       A bonus pool is funded based on 2012 Operating Surplus of the Total Company, after reaching 80% threshold

•       Cash payments are made to eligible employees in March/April 2013

Performance Metrics

The Performance Incentive Plan measures the achievement of financial goals by Business Unit, Business Line and Total Company. Performance targets for Net Revenue and Operating Surplus have been established for all businesses, based upon the budgets established by their senior management. Net Revenue attainment will be weighted at 60% and Operating Surplus attainment will be weighted at 40% for each Business Unit. When this combined weighting meets or exceeds the 80% threshold for financial targets, the Business Unit, Business Line or Total Company segment will be eligible for funding.

The listing of Business Lines and Business Units is on page 3.

Bonus Pool Funding

The Company will fund the Plan with a percentage of Total Company Operating Surplus for 2012, once Operating Surplus has reached 80% of target for the year. This means that every extra dollar of Operating Surplus earned after reaching the 80% threshold generates additional bonus pool funding.

Operating Surplus Result as Percent of Target	Percent of Operating Surplus used to Fund PIP
< 80%	Discretionary
80% to < 100%	23.00%
100% to < 101%	23.25%
101% to < 102%	23.50%
102% to < 103%	23.75%
103% to < 104%	24.00%
104% to < 105%	24.25%
105% to < 106%	24.50%
106% to < 107%	24.75%
>= 107%	25.00%

Bonus Pool Allocation to Business Units

The available funding at year-end will be allocated to the Business Lines based on their performance against targets and their contribution to overall Operating Surplus. Within Business Lines, funding will be allocated across Business Units according to their attainment of their Net Revenue and Operating Surplus targets, weighted as described under Performance Metrics, above.

Actual payment levels to employees will vary based on both business and personal performance, where allowed.

For Business Units with weighted Operating Surplus and Net Revenue attainment of less than 80%, any pool funding would be solely at the discretion of the Policy Management Committee and Compensation & Nominations Committee of the Board of Directors. In addition, the Corporate/Business Support segment’s pool will not be funded at a rate higher than the overall Company funding rate.

Business Weighting

As noted above, the total Business Unit bonus pool funding is based upon performance in three segments: Business Unit, Business Line and Total Company. In most cases the extent to which an employee is held accountable for Total Company performance increases with individual job responsibilities, as reflected by the employee’s salary grade. This business weighting is taken into account to determine the overall bonus pool available to the employee’s Business Unit. The Clinical, Commercial, and Consulting Business Lines weightings are listed here. For Corporate and Business Support employees covered under the Total Company Business Line (Communications, Corporate Development, Customer Solutions management Group, Facilities, Finance, HR, IT, Legal, Marketing, and QA), the Business Line and Business Unit segments all correspond to Total Company

Salary Grade	Business Weighting
	Total Company	Business Line	Business Unit
38	40%	20%	40%
34-37	30%	15%	55%
21-33	10%	15%	75%

Individual Performance Factor

Under the Plan, employees have bonus targets expressed as a percent of salary, with eligible salary determined on a quarterly basis. In keeping with our “pay for performance” philosophy, personal performance will play a role in the determination of the bonus amount for each employee. Where permitted, managers have the ability to reward exceptional performers. Managers have the discretion to increase, decrease or eliminate bonus amounts. Employees with less than satisfactory performance may be ineligible to receive bonus payments or receive a reduced payment at manager discretion.

Business Lines and Business Units

The Business Line and Business Unit structure for the 2012 Performance Incentive Plan is shown below.

Business Lines	Business Units
Clinical	Core Clinical & Late Phase
Data Management
Global Functional Resourcing
Biostatistics & Medical Writing
Lifecycle Safety
Labs
Phase 1
ECG
Total Clinical Services
Commercial	CSO UK
CSO Germany, Austria, Switzerland
CSO Ireland
CSO Nordics
CSO Italy, Greece
CSO Spain, Portugal
CSO Belgium, Netherlands
CSO South Africa
CSO Europe
CSO Mexico
CSO USA, Canada
CSO Japan
CSO Emerging Markets
Global CSO
Medical Communications
Total Commercial Solutions
Consulting	Consulting Europe
Consulting US
Medical Education
Total Consulting

Total Company	Corporate/Business Support

General Provisions of the Plan

This document summarizes the provisions of the Quintiles 2012 Performance Incentive Plan (the “Plan”). Plan administration (including approval of target awards and final award payments, if any) is the responsibility of Quintiles (the “Company”). Plan modifications or cancellation can only be effected by the Company’s management team and can be authorized at any time as determined by that group.

Purpose of the Plan

The Plan’s purpose is to communicate performance objectives to Plan participants and to link rewards to the achievement of those objectives. The Plan gives performance-based awards on a discretionary basis and serves to focus participants on the performance of their respective Business Units.

Plan Rules

The following are the general rules of the Plan. These are global standards and subject to appropriate changes where local legislation may prohibit certain provisions or when otherwise specified in the Employment Contract, if any.

Eligibility

All regular Quintiles employees are eligible to participate in this Plan except as noted otherwise. Employees who are covered under separate bonus programs, such as business developers, consultants and sales representatives, are not covered under this Plan. These will be identified as follows: certain jobs, as identified by their job codes, are not eligible for participation; certain Location/SBU/Department combinations are not eligible for participation. A list of these exclusions will be maintained by the HR PSC and will be available online. Quintiles temporary employees (Q-Temps) and individuals who are not Quintiles employees (agency temps) or freelancers are excluded except under certain contracts. Management, at its sole discretion, determines Plan participation.

Plan Caps

The maximum amount of funding that can be achieved in any unit’s pool is 200%. Bonus allocation to any employee is limited to 200% of the pool funding attributed to that employee.

Effective Date of Participation

The effective date of participation for eligible participants is the first day of the month following date of hire or rehire. If an employee is rehired during the Plan year, only service following rehire will be recognized for purposes of bonus determination.

Part-Time Status

Plan participants whose regular work schedules reflect fewer hours than the applicable standard work week will receive a prorated award.

Leave of Absence

Plan participants who take a leave of absence will be eligible for a reduced award to reflect the leave taken. As all awards under this Plan are subject to the discretion of the Company, the Company is not obligated to issue awards to Plan participants for periods during which they were on a leave of absence for any reason.

Employee in Good Standing

The Company reserves the right to withhold payment to employees who are on disciplinary, performance or similar corrective action plans or have demonstrated unsatisfactory performance, as well as those employees who are not in compliance with company policies or are otherwise not in good standing as determined by the Company.

Manager Discretion

The Company reserves the right to increase, decrease or eliminate any bonus amount based on manager discretion.

Termination of Employment

Termination of employment for any reason prior to payment of the award will result in ineligibility to receive any payment not yet made. Subsequent rehire will not reinstate any lost eligibility. No right whatsoever exists to an award prior to its award and acceptance.

Reduction of Payments

Payments under this Plan may be reduced by amounts paid under other short-term bonus plans; for example, but not limited to, payments made under a locally-mandated profit sharing scheme.

Award Limitations/Rights

The Company may approve the inclusion or exclusion of unbudgeted extraordinary events that impact Business Unit performance or take into account other factors in determining whether to increase, decrease or eliminate awards of any type.

Participation in the Plan and receipt of awards for a given performance period shall not be construed to confer the right to participate in the Plan (i.e., a right to future awards) in any subsequent period, or the right to continue in the Company’s employ. The Company reserves the right to reduce or eliminate the Plan awards to any participant.

Notwithstanding anything detailed in this Plan, the decision whether to grant any awards under the Plan, or the amount of any awards granted, for any given performance period shall be at the complete discretion of the Compensation & Nominations Committee of the Board of Directors. The Company reserves the right to reduce or eliminate all awards irrespective of accrued allocations on financial statements at the complete discretion of the Company. No right to receive any award, irrespective of the Plan, exists until such award is actually made and accepted by the participant.

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